UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 10, 2012
HealthSouth Corporation
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(I.R.S. Employer Identification No.)

3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243
(Address of Principal Executive Offices, Including Zip Code)
(205) 967-7116
(Registrant's Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure required by this item is included in Item 8.01 of this Current Report on Form 8-K and is incorporated herein by reference.
Item 7.01. Regulation FD Disclosure.
On August 13, 2012, HealthSouth Corporation (the “Company”) issued a press release, a copy of which is attached hereto as Exhibit 99.1, regarding the amendment and restatement of its existing second amended and restated credit agreement, dated May 10, 2011, as supplemented or otherwise modified from time to time (the “2012 Credit Agreement”).
Exhibit 99.1 attached hereto is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The furnishing of Exhibit 99.1 attached hereto is not intended to constitute a determination by the Company that the information is material or that the dissemination of the information is required by Regulation FD.
Item 8.01. Other Events.
On August 10, 2012, the Company entered into the 2012 Credit Agreement to modify its existing credit agreement. The parties to the 2012 Credit Agreement are the Company, Barclays Bank PLC, as administrative agent and collateral agent (the “Agent”), Citigroup Global Markets Inc., as syndication agent, Bank of America, N.A., Goldman Sachs Lending Partners LLC, and Morgan Stanley Senior Funding, Inc., as co-documentation agents, and various other lenders from time to time.
Below is a summary of the material provisions of the 2012 Credit Agreement that changed as a result of this amendment and restatement:

1)	increases the maximum capacity under the senior secured revolving credit facility from $500 million to $600 million;

2)
reduces by 50 basis points each of the various applicable interest rates for any outstanding balance on the revolving credit facility, depending on the Leverage Ratio (as defined in the 2012 Credit Agreement), during a given interest rate period;

3)	repays and eliminates the existing $95 million term loan by draw under the revolving credit facility;

4)	amends the existing $200 million accordion feature to permit future increases in revolving borrowing capacity or new term loans, or both, in an aggregate amount not to exceed $300 million;

5)	permits secured borrowings by non-guarantor subsidiaries outside the 2012 Credit Agreement in an aggregate amount not to exceed $100 million;

6)
permits, in addition to the existing specified types of permitted restricted payments, restricted payments for the repurchase of the Company's 6.50% series A convertible perpetual preferred stock so long as there is no default or event of default and the Leverage Ratio is no greater than 3:1 after giving pro forma effect to each repurchase;

7)
permits capital expenditures of $300 million in each of fiscal years 2012 and 2013 and $250 million in each fiscal year thereafter, which amounts are subject to increase based on any unused amount from the prior fiscal year, plus (a) an aggregate cumulative amount equal to 50% of the Excess Cash Flow (as defined in the 2012 Credit Agreement), and (b) certain other amounts including net cash proceeds from certain equity issuances; and

8)	extends the maturity date for the revolving credit facility from May 2016 to August 2017.
All other material terms of the existing credit agreement remain the same and are described in more detail in the Current Reports on Forms 8‑K and 8-K/A previously filed on November 1, 2010, November 23, 2010, and May 11, 2011. After closing on August 10, 2012, $195 million were drawn on the revolving credit facility, and $41.4 million were drawn on the $260 million letter of credit subfacility.
The Company's obligations under the 2012 Credit Agreement are secured by substantially all of (1) the real property owned by the Company and its subsidiary guarantors as of August 10, 2012 and (2) the current and future personal property of the Company and its subsidiary guarantors. The Company's obligations are guaranteed by the subsidiary guarantors pursuant to the amended and restated collateral and guarantee agreement (the “Collateral and Guarantee Agreement”), dated as of October 26, 2010, among the Agent, the Company, and its subsidiaries identified therein that was previously filed as

Exhibit 10.3 to the Current Report on Form 8-K/A on November 23, 2010.
The descriptions of the provisions of the Collateral and Guarantee Agreement and the 2012 Credit Agreement are summary in nature and are qualified in their entirety by reference to the full and complete terms of the definitive agreements. A copy of the 2012 Credit Agreement is expected to be filed as an exhibit to the Company's next Quarterly Report on Form 10-Q. When filed, that Form 10-Q will also be available on the Company's website at http://investor.healthsouth.com under SEC filings.
Some of the lenders under the 2012 Credit Agreement and certain of their affiliates have engaged and in the future may engage in investment banking transactions, including securities offerings, and in general financing and commercial banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business and otherwise for which they have received, and will in the future receive, customary fees.
Forward-Looking Statements
The information contained in this Current Report on Form 8-K, and any exhibits hereto, includes certain estimates, projections, and other forward-looking information that reflect the Company's current views with respect to future events. These estimates, projections, and other forward-looking information are based on assumptions the Company believes, as of the date hereof, are reasonable. All such estimates, projections, and forward-looking information speak only as of the date hereof. The Company undertakes no duty to publicly update or revise the information contained herein. There can be no assurance that any estimates, projections, or forward-looking information will be realized. There may be differences between such estimates and actual events, and those differences may be material.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits

99.1	Press Release of HealthSouth Corporation, dated August 13, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.
HEALTHSOUTH CORPORATION

By:	/S/ JOHN P. WHITTINGTON
	Name:	John P. Whittington
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Dated: August 13, 2012